Calculation of Filing Fee Tables

Form S-3

(Form Type)

Therapeutic Solutions International, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)(2)	Proposed Maximum Aggregate Offering Price Per Share (1)(2)	Maximum Aggregate Offering Price (1)(2)(3)	Fee Rate	Amount of Registration Fee (3)
Equity	Common stock, $0.001 par value per share
Equity	Preferred stock, $0.001 par value per shares
Debt	Debt securities
Equity	Depositary shares (4)
Other	Warrants
Other	Purchase Contracts
Other	Units (5)
Other	Subscription Rights
Unallocated (Universal) Shelf
Total Offering Amounts					$10,000,000	0.0000927	$927
Total Fees Previously Paid							-
Total Fee Offsets							-
Net Fee Due							$927

(1)	The proposed amount to be registered, maximum offering price per class of security and maximum aggregate offering price per class of security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder.

(2)	This registration statement covers such indeterminate number of shares of common stock and preferred stock, such indeterminate principal amount of depositary shares and such indeterminate amount of debt securities, warrants, purchase contracts, units and subscription rights of Therapeutic Solutions International, Inc., as having an aggregate initial offering price not to exceed $10,000,000. The securities registered hereunder are to be issued from time to time at prices to be determined. In addition, pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), the shares being registered hereunder include such indeterminate number of shares of common stock and preferred stock as may be issuable with respect to the securities being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(3)	Calculated pursuant to Rule 457(o) promulgated under the Securities Act, as amended .

(4)	Each depositary share will be evidenced by depositary receipts issued pursuant to a deposit agreement. If the registrant elects to offer to the public whole or fractional interests in shares of preferred stock registered hereunder, depositary receipts will be distributed to those persons purchasing such interests and such shares will be issued to the depositary under the deposit agreement.

(5)	Each unit will be issued under a unit agreement and will represent an interest in two or more other securities, which may or may not be separable from one another.